UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 14, 2015

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this report under the headings “Indenture” and “Registration Rights Agreement” is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms and conditions of the Notes and the Indenture described in Item 8.01 of this report are incorporated herein by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in Item 8.01 of this report under the headings “Purchase Agreement” and “Indenture” is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

Purchase Agreement

On October 14, 2015, Amyris, Inc. (“Amyris” or the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with certain qualified institutional buyers (the “Purchasers”), relating to the sale of $57.6 million aggregate principal amount of its 9.50% Convertible Senior Notes due 2019 (the “Notes”) in a private placement pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated under the Securities Act. The Purchase Agreement includes customary representations, warranties and covenants by Amyris. The Notes and the shares of Amyris’ common stock (“Common Stock”) issuable upon conversion of the Notes, if any, or in payment of interest on the Notes, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements, including under Rule 144A under the Securities Act.

The net proceeds from the offering of the Notes were approximately $54.4 million after payment of the estimated offering expenses and placement agent fees. Amyris expects to use the net proceeds from the offering for general corporate purposes, which may include the development of Amyris’ sales and marketing infrastructure as well as other strategic transactions and acquisitions. Amyris used approximately $18.3 million of the net proceeds to repurchase $22.9 million aggregate principal amount of its outstanding 6.50% convertible senior notes due 2019 and approximately $8.8 million to repurchase $9.7 million aggregate principal amount of its outstanding 3% convertible senior notes due 2017, in each case held by purchasers of the Notes.

Indenture

The Notes were issued pursuant to an Indenture, dated as of October 20, 2015 (the “Indenture”), between Amyris and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes are unsecured senior obligations of Amyris. Interest will accrue from and including October 20, 2015 at a rate of 9.50% per annum and are payable semiannually on each April 15 and October 15, beginning on April 15, 2016. Interest may be payable, at Amyris’ option, entirely in cash or entirely in Common Stock.

Unless and until Amyris obtains stockholder approval to issue more than 38,415,626 shares of its Common Stock (the “Exchange Cap”), which represents approximately and no greater than 19.99% of its Common Stock outstanding as of October 14, 2015, Amyris may not issue more than an aggregate of 38,415,626 shares of its Common Stock upon conversion of the Notes or in payment of interest on the Notes, including any Early Conversion Payment (as defined below). The Notes will mature on April 15, 2019, unless repurchased or converted in accordance with their terms prior to such date.

Upon conversion, the Notes will be settled in shares of Common Stock, subject to the Exchange Cap. Amyris will pay cash in lieu of any shares that would otherwise be deliverable in excess of the Exchange Cap. The Notes will have an initial conversion rate of 443.6557 shares of Common Stock per $1,000 principal amount of Notes (which is subject to adjustment in certain circumstances, including certain price-based anti-dilution adjustments). This represents an initial effective conversion price of approximately $2.25 per share. At any time until the close of business on the last trading day immediately preceding the maturity date, holders may convert all or any portion of their Notes at the then applicable conversion rate.

Holders of the Notes who convert their Notes in connection with a Make-Whole Fundamental Change (as defined in the Indenture) will, under certain circumstances, be entitled to an increase in the conversion rate. Additionally, in the event of a Fundamental Change (as defined in the Indenture), holders of the Notes may require Amyris to purchase all or a portion of their Notes at a price equal to 100% of the principal amount of Notes, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

With respect to any conversion on or after the earlier of (i) the date that a registration statement (the “Registration Statement”) covering the resale of Common Stock issuable upon conversion of the Notes, or in connection with an Early Conversion Payment or as interest payment on the Notes, is effective or (ii) April 15, 2016, in addition to the shares deliverable upon conversion, holders will be entitled to receive a payment equal to the present value of the remaining scheduled payments of interest that would have been made on the Notes being converted from the date of conversion (or, in the case of conversion between a record date and the following interest payment date, from such interest payment date) until the earlier of the date that is three years after the date Amyris receives such notice of conversion or maturity (the “Early Conversion Payment”). The present value of the remaining interest payments will be computed using a discount rate of 0.75%. Amyris may pay an Early Conversion Payment either in cash or in Common Stock, at its election, provided that it may only make such payment in Common Stock if such Common Stock is not subject to restrictions on transfer under the Securities Act by persons other than Amyris’ affiliates, whether based on an effective registration statement covering such shares or on an applicable exemption from such registration requirement for resale thereof. If Amyris elects to pay an Early Conversion Payment in Common Stock, then the stock will be valued at 92.5% of the simple average of the daily volume-weighted average price per share for the 10 trading days ending on and including the trading day immediately preceding the conversion date. Notwithstanding the foregoing, if a holder elects to convert Notes on or after the effective time of certain make-whole fundamental changes, such holder will not be entitled to receive the Early Conversion Payment but instead will receive additional shares, if any, as described in the Indenture.

The Company intends to make the initial interest payment on April 15, 2016 in Common Stock, subject to having in place the Registration Statement and, further, subject to the Exchange Cap if then applicable. Subject to having in place the Registration Statement and further, subject to the Exchange Cap if then applicable, for any conversions prior to April 15, 2016, the Company intends to make the Early Conversion Payment, and the related payment of accrued interest to, but excluding, the conversion date, in Common Stock.

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately, as set forth in the Indenture.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Notes contained in this Form 8-K is qualified in its entirety by reference to the Indenture.

Registration Rights Agreement

In connection with the offering of the Notes under the Purchase Agreement, the Company entered into a registration rights agreement, dated October 20, 2015 (“Registration Rights Agreement”), with the Purchasers. Under the Registration Rights Agreement, the Company is obligated to file a registration statement on Form S-3 (except if Amyris is then ineligible to register such shares for resale on Form S-3, in which case such registration shall be on such other form available to register such shares for resale as a secondary offering) with the Securities and Exchange Commission (“SEC”) registering the resale of all of the shares of Common Stock issuable upon conversion of the Notes or in connection with an Early Conversion Payment or an interest payment on the Notes, within 30 days following the closing of the Notes offering. In addition, the Company is obligated to have the Registration Statement declared effective by the date that is 60 days after the closing of the Notes offering (or, in the event the SEC reviews and has comments on the Registration Statement, the 75th calendar day following the closing of the Notes offering). In the event registration is delayed or is not declared effective within the foregoing time frames, additional interest, not to exceed 0.50% per annum, will be payable on the Notes. The form of Registration Rights Agreement is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The description of the Registration Rights Agreement contained in this Form 8-K is qualified in its entirety by reference to the form of agreement attached hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
4.1	Indenture, dated as of October 20, 2015 between Amyris and Wells Fargo Bank, National Association, as Trustee.
4.2	Form of Registration Rights Agreement dated October 20, 2015 between Amyris and the Purchasers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: October 20, 2015	By: /s/ Nicholas Khadder
Nicholas Khadder
SVP, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Indenture, dated as of October 20, 2015 between Amyris and Wells Fargo Bank, National Association, as Trustee
4.2	Form of Registration Rights Agreement dated October 20, 2015 between Amyris and the Purchasers